Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464
Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES REPORTS

FIRST QUARTER 2006 FINANCIAL RESULTS

Company Reaffirms 2006 Segment Profit Guidance and Raises Net Income Guidance

AVON, Conn. – April 28, 2006 – Magellan Health Services, Inc. (Nasdaq:MGLN) today reported operating results for the first quarter of fiscal year 2006.  The Company also reaffirmed its 2006 segment profit guidance of $173 million to $193 million and raised its net income guidance to $59 million to $75 million, or $1.53 to $1.94 per share on a diluted basis.  The Company’s previous 2006 net income guidance was $56 million to $72 million, or $1.44 to $1.86 per share on a diluted basis.

Financial Results

For the quarter ended March 31, 2006, the Company reported net revenue of $400.6 million and net income of $22.3 million, or $.59 per diluted common share.  For the prior year quarter, net revenue was $452.8 million.  Net income for the prior year quarter, as restated, was $23.1 million, or $.63 per diluted common share.  Segment profit (net revenue less cost of care and direct service costs and other operating expenses plus equity in earnings of unconsolidated subsidiaries) for the current year quarter was $49.2 million, compared with $61.3 million in the prior year.

See the attached tables detailing the Company’s operating results, including results by segment.

The Company ended the quarter with unrestricted cash and investments of $196.6 million, having used approximately $120 million to fund the previously announced acquisition of National Imaging Associates, Inc. (NIA), which closed on January 31, 2006. Cash flow from operations for the quarter was $19.9 million compared with $37.8 million for the prior year quarter. Cash flow was affected, as anticipated, by payment of claims for previously announced terminated contracts.

“Again this quarter we produced excellent financial results,” said Steven J. Shulman, chairman and chief executive officer.  “In addition to our strong financial performance, we consummated our agreement to acquire NIA on January 31, 2006, and our first quarter financials reflect two months of operating results from our new line of business.  Our integration efforts related to NIA are proceeding well and we have made significant progress in applying Magellan’s expertise to developing a risk radiology product and to enhancing NIA’s call center operations. With respect to risk contracting, we are pleased with the interest we are seeing in the marketplace for a risk product and we continue to have productive discussions with a variety of prospects about this offering.

“As expected, our behavioral health business continues to perform well,” Shulman added.  “We are very pleased by recent successes in our sales efforts in the Medicaid arena. Although there have been delays in the timing of some of the other Medicaid opportunities that we are pursuing, our total pipeline of new business opportunities continues to grow and we are actively pursuing a large number of prospects in both our behavioral and radiology benefits management businesses.”

2006 Guidance

Based on its performance to date, the Company reaffirmed segment profit guidance of $173 million to $193 million and raised its net income guidance to a range of $59 million to $75 million, yielding earnings per share in the range of $1.53 to $1.94 on a diluted basis, an increase of $.08 to $.09 per share over the Company’s previous guidance.

See the attached tables detailing the Company’s revised financial guidance.

Chief Financial Officer Mark S. Demilio said, “Our careful management of expenses and effective use of our cash position are paying off in the form of strong financials and excellent prospects. Given our robust performance in the behavioral business, as demonstrated by our first quarter financial results, we are reaffirming our original segment profit guidance despite some delays in new business contract awards. In addition, we have raised our guidance for 2006 net income primarily due to estimated higher net interest income. Our entry into the radiology benefits management space through our acquisition of NIA affords us significant growth potential and we continue to evaluate other opportunities to invest in the Company’s future growth.  In addition, we continue to manage our behavioral health business carefully and to make investments in building out our risk radiology platform and in business development efforts in the public sector and other areas.”

Earnings Results Conference Call

A conference call will be held to discuss the earnings at 11:00 a.m. Eastern time on Friday, April 28.  To participate in the call, interested parties should call 1-888-390-4698 and reference the passcode First Quarter Earnings and conference leader Steve Shulman approximately 15 minutes before the start of the call.

The conference call also will be available via a live Webcast at the investor relations page of Magellan’s Web site, www.MagellanHealth.com.

A taped replay of the conference call will be available from approximately 12:00 noon Eastern time on Friday, April 28, until midnight on Friday, May 5.  The call-in numbers for the replay are 1-888-568-0868 and 1-203-369-3782 (from outside the U.S.).

Those who plan to listen to the call and/or Webcast are encouraged to read Magellan’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 8, 2006, including the section entitled “Risk Factors.”

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is the country’s leading manager of behavioral health and radiology benefits.  Its customers include health plans, corporations and government agencies.

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Cautionary Statement:  Certain of the statements made in this press release including, without limitation, statements regarding estimates of segment profit, net income, earnings per share, integration of NIA, development of NIA’s risk radiology product, NIA risk contracting opportunities, future growth, new business opportunities, and other matters constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements, including (among others) risk concerning the possible election of certain of the Company’s health plan customers to manage the behavioral health care services of their members directly; renegotiation of rates paid to and/or by the Company by customers and/or to providers; higher utilization of behavioral health treatment services by members; delays, higher costs or inability to implement the Company’s initiatives; termination or non-renewal of contracts by customers; the impact of new or amended laws or regulations; governmental inquiries and/or litigation; and the impact of increased competition on the Company’s ability to maintain or obtain contracts; the impact of increased competition on rates paid to or by the Company; and other factors.  Any forward-looking statements made in this document are qualified in their entirety by the more complete discussion of risks set forth in the section entitled “Risk Factors” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 8, 2006, and posted on the Company’s Web site.  Segment profit information referred to in this press release may be considered a non-GAAP financial measure. Further information regarding this measure, including the reasons management considers this information useful to investors, is included in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2005.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2006 (1)
	(restated)

Net revenue	$452,754	$400,596

Cost and expenses:
Cost of care	304,208	269,835
Direct service costs	62,874	57,341
Other operating expenses	25,847	24,627
Equity in earnings of unconsolidated subsidiaries	(1,449)	(390)
	391,480	351,413
Segment profit	61,274	49,183

Depreciation and amortization	11,218	10,657
Interest expense	8,639	1,969
Interest income	(3,033)	(4,217)
Stock compensation expense	3,750	5,500
Gain on sale of assets	—	(4,745)

Income from continuing operations before income taxes and minority interest	40,700	40,019
Provision for income taxes	17,552	17,704
Income from continuing operations before minority interest	23,148	22,315
Minority interest, net	68	—
Income from continuing operations	23,080	22,315
Discontinued operations:
Income from discontinued operations (2)	14	—
Net income	23,094	22,315
Other comprehensive (loss) income	(930)	210
Comprehensive income	$22,164	$22,525

Weighted average number of common shares outstanding — basic (3)	35,403	36,704
Weighted average number of common shares outstanding — diluted (3)	36,847	38,101

Income per common share available to common stockholders — basic:
Income from continuing operations	$0.66	$0.61
Income from discontinued operations	$—	$—
Net income	$0.66	$0.61

Income per common share available to common stockholders — diluted:
Income from continuing operations	$0.63	$0.59
Income from discontinued operations	$—	$—
Net income	$0.63	$0.59

(1)   For a more detailed discussion of Magellan’s results for the quarter ended March 31, 2006, refer to the Company’s Quarterly Report on Form 10-Q, which will be filed with the SEC on April 28, 2006, and the live broadcast or taped replay of the Company’s earnings conference call on April 28, 2006, which will be available at www.MagellanHealth.com.

(2)   Net of income tax provision of $105 for the three months ended March 31, 2005.

(3)   Weighted average number of common shares outstanding for the three months ended March 31, 2005 were calculated using outstanding shares of the Company’s Ordinary Common Stock and Multi-Vote Common Stock.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

Three Months Ended March 31,
2005	2006
(restated)
Cash Flows From Operating Activities:
Net income	$23,094	$22,315

Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of assets	—	(4,745)
Depreciation and amortization	11,218	10,657
Equity in earnings of unconsolidated subsidiaries	(1,449)	(390)
Non-cash interest expense	347	347
Non-cash stock compensation expense	3,750	5,500
Non-cash income tax expense	16,000	15,938
Cash flows from changes in assets and liabilities:
Restricted cash	(11,914)	(22,044)
Accounts receivable, net	(1,020)	1,953
Other assets	2,207	4,984
Accounts payable and accrued liabilities	(20,055)	(10,126)
Medical claims payable and other medical liabilities	15,299	(4,460)
Other liabilities	(23)	21
Minority interest, net of dividends paid	116	—
Other	187	(90)
Net cash provided by operating activities	37,757	19,860

Cash Flows From Investing Activities:
Capital expenditures	(5,047)	(4,185)
Proceeds from sale of assets	—	20,475
Purchase of investments	(118,081)	(12,568)
Maturity of investments	77,002	171,672
Acquisition, net of cash acquired	—	(120,029)
Proceeds from note receivable	7,000	—
Net cash (used in) provided by investing activities	(39,126)	55,365

Cash Flows From Financing Activities:
Payments on long-term debt and capital lease obligations	(7,413)	(6,385)
Proceeds from exercise of stock options and warrants	445	5,218
Net cash used in financing activities	(6,968)	(1,167)
Net (decrease) increase in cash and cash equivalents	(8,337)	74,058
Cash and cash equivalents at beginning of period	45,390	81,039
Cash and cash equivalents at end of period	$37,053	$155,097	(A)

(A)  Cash and cash equivalents as of March 31, 2006 does not include unrestricted investments of $41,498.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except membership amounts in millions)

	Three Months Ended March 31,
	2005	2006

Net revenue
- Health Plan Solutions	$224,902	$157,787
- Employer Solutions	31,660	33,180
- Public Sector Solutions	196,192	201,899
- Radiology Benefits Solutions	—	7,730
Total revenue	452,754	400,596

Cost of care
- Health Plan Solutions	121,728	86,276
- Employer Solutions .	7,860	8,155
- Public Sector Solutions	174,620	175,404
Total cost of care	304,208	269,835

Direct service costs
- Health Plan Solutions	39,582	26,334
- Employer Solutions	15,705	16,695
- Public Sector Solutions	7,587	8,062
- Radiology Benefits Solutions	—	6,250
Total direct services costs	62,874	57,341

Other operating expenses - Corporate & Other	25,847	24,627

Equity in earnings of unconsolidated subsidiaries
- Health Plan Solutions	(1,449)	(390)

Segment profit (loss)
- Health Plan Solutions	65,041	45,567
- Employer Solutions	8,095	8,330
- Public Sector Solutions	13,985	18,433
- Radiology Benefits Solutions	—	1,480
- Corporate & Other	(25,847)	(24,627)
Total segment profit	$61,274	$49,183

Reconciliation of segment profit to income from continuing operations before income taxes and minority interest:
Segment profit	$61,274	$49,183
Depreciation and amortization	(11,218)	(10,657)
Interest expense	(8,639)	(1,969)
Interest income	3,033	4,217
Stock compensation expense	(3,750)	(5,500)
Gain on sale of assets	—	4,745
Income from continuing operations before income taxes and minority interest	$40,700	$40,019

Membership
- Health Plan Solutions		26.0
- Employer Solutions		13.7
- Public Sector Solutions		1.9
- Radiology Benefits Solutions		16.7
Total membership		58.3

Magellan Health Services, Inc. and Subsidiaries

Revised Fiscal 2006 Forecast Guidance - Earnings

(In millions, except per share amounts)

	Low	High

Net revenue	$1,630	$1,665

Cost of care	1,105	1,115
Direct service costs and other operating expenses	352	357
Segment profit	173	193

Gain on sale of unconsolidated subsidiary	(5)	(5)
Stock compensation expense	29	27
Depreciation and amortization	50	46
Interest expense (income), net	(8)	(10)
Income from continuing operations	107	135
Income taxes	48	60
Net income	$59	$75

Weighted average shares outstanding - diluted	38.6	38.6

EPS - diluted as revised	$1.53	$1.94
EPS - diluted per original guidance	1.44	1.86
Change in EPS guidance	$0.09	$0.08

Note - Includes NIA activity for the eleven months ended December 31, 2006, based upon the January 31, 2006 closing date for such acquisition.

Magellan Health Services, Inc. and Subsidiaries

Revised Fiscal 2006 Forecast Guidance - Cash Flow

(In millions)

	Low	High

Cash Flows From Operating Activities
Net income	$59	$75
Adjusting items:
Stock compensation expense	29	27
Depreciation and amortization	50	46
Non-cash income taxes	43	53
Other net cash flows from changes in assets and liabilities	(38)	(32)
Net cash provided by operating activities	143	169

Cash Flows From Investing Activities
Capital expenditures	(32)	(22)
Cash used for NIA acquisition	(120)	(120)
Proceeds from sale of unconsolidated subsidiary	21	21
Net cash used in investing activities	(131)	(121)

Cash Flows From Financing Activities
Payments on long-term debt and capital leases	(25)	(25)
Proceeds from exercise of stock options and warrants	6	9
Net cash used in financing activities	(19)	(16)

Net change in cash, cash equivalents and unrestricted investments	$(7)	$32

Note - Includes NIA activity for the eleven months ended December 31, 2006, based upon the January 31, 2006 closing date for such acquisition.